UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2011

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On March 29, 2011, Power-One, Inc. (the “Company”) entered into a $150 million revolving credit facility (the “Revolving Credit Facility) with Bank of America, N.A. and a syndicate of other lenders.  All amounts outstanding on the Revolving Credit Facility will be due on April 30, 2014.  Borrowings under the Revolving Credit Facility will bear interest based on the London Interbank Offered Rate (“LIBOR”), plus an applicable margin or the base rate, plus an applicable margin.

The Revolving Credit Facility includes usual and customary covenants for credit facilities of this type, including covenants limiting debt, investments, dividends, transactions with affiliates, liens, mergers, asset sales, and material changes in the business of the Company or its subsidiaries. The Revolving Credit Facility also requires the Company to comply with various financial covenants: on a rolling four quarter basis, a minimum EBITDA of not less than $150,000,000 as at the end of any fiscal quarter; maintenance of Gross Global Unencumbered Liquidity of not less than the greater of (i) $20,000,000 or (ii) 130% of the aggregate outstanding amounts under the Revolving Credit Facility; and a minimum Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

Exhibit 10.1

Credit Agreement dated as of March 29, 2011, among Bank of America, N.A., in its capacity as sole administrative and collateral agent, as issuing lender, as swingline lender and as a lender, Merrill Lynch, Pierce, Fenner & Smith, as the arranger.

Exhibit 99.1	Press release announcing the Company’s securing a $150 million credit facility with Bank of America, Merrill Lynch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/GARY LARSEN
Date:	April 1, 2011		Gary R. Larsen
Senior Vice President – Finance and Chief Financial Officer